EXHIBIT 99.2

CERTIFICATION

In connection with the Annual Report of Papa John’s International, Inc. 401(k) Plan, on From 11-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, J. David Flanery, Senior Vice President of Finance (Principal Accounting Officer) of Papa John’s International, Inc., certify pursuant to section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that to the best of my knowledge the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the net assets available for benefits and changes in net assets available for benefits of the Plan.

Date:	June 27, 2003	By:	/s/ J. David Flanery
J. David Flanery
Senior Vice President of Finance (Principal Accounting Officer)